As filed with the Securities and Exchange Commission on March 27, 2020

Registration No. 333-233021

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Post-Effective Amendment No. 2 to FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GULFSLOPE ENERGY, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	16-1689008 (I. R. S. Employer Identification Number)
1331 Lamar St., Suite 1665 Houston, Texas 77010 (281) 918-4100 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John N. Seitz
Chief Executive Officer
1331 Lamar St., Suite 1665
Houston, Texas 77010
(281) 918-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

William T. Heller IV, Esq.
Joseph M. Magro, Esq.
Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, TX 77002-2730
Tel: (713) 238-2684
Fax: (713) 238-4618

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

GulfSlope Energy, Inc. (the “Company,” “we,” or “us”) filed a Registration Statement on Form S-1 (File No. 333-233021) (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) on August 5, 2019, which was amended on October 18, 2019. The Registration Statement was declared effective on November 4, 2019.

The Company is submitting this Post-Effective Amendment No. 2 (this “Amendment”) to the Registration Statement solely for the purpose of providing information from its Annual Report on Form 10-K for the fiscal year ended September 30, 2019 that it filed with the SEC on December 30, 2019 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 that it filed with the SEC on February 14, 2020 and incorporating by reference its Current Report on Form 8-K that it filed with the SEC on October 28, 2019 and its Current Report on Form 8-K that it filed with the SEC on November 6, 2019.

The information included in this filing updates and supplements this Registration Statement and the prospectus contained therein. No changes other than those set forth below under the headings “Incorporation by Reference of Certain Documents” and “Experts” have been made to the prospectus contained in the Registration Statement (which prospectus continues to form a part of this Registration Statement) and, accordingly, the remainder of the prospectus has not been reprinted in this filing. No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

File No. 333-233021

PROSPECTUS SUPPLEMENT (Subject to Completion), dated March 27, 2020

GULFSLOPE ENERGY, INC.

444,095,238 Shares of Common Stock

This prospectus relates to the sale of up to 444,095,238 shares of our common stock which may be resold from time to time by the selling security holders identified in this prospectus. The selling security holders acquired the shares of common stock offered by this prospectus in a series of transactions beginning in March 2019. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted. See “Selling Security Holders” beginning on page 18 of the prospectus for a complete description of the selling security holders.

The selling security holders will receive all proceeds from the sale of our common stock, and therefore we will not receive any of the proceeds from their sale of shares of our common stock. The shares which may be resold by the selling security holders constituted approximately 41% of our issued and outstanding common stock on the date of this prospectus.

The market for the common stock is limited, sporadic and volatile. The selling security holders are offering these shares of common stock. The selling security holders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling security holders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our common stock is quoted on both the OTC Bulletin Board (“OTCBB”) and the OTCQB quotation systems under the symbol “GSPE.” The last bid price of our common stock on March 26, 2020 was $0.0100 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 7 of the prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares

Recent Developments

We have incorporated by reference into this prospectus supplement our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 that we filed with the SEC on December 30, 2019, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 that we filed with the SEC on February 14, 2020, our Current Report on Form 8-K that we filed with the SEC on October 28, 2019 and our Current Report on Form 8-K that we filed with the SEC on November 6, 2019. We are also updating certain information set forth below under the heading “Experts.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 27, 2020.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement. We are incorporating by reference into this prospectus supplement the documents listed below (except for the information furnished under Items 2.02 or 7.01 of a Current Report on Form 8-K and the exhibits furnished thereto):

●	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 that we filed with the SEC on December 30, 2019; and

●	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 that we filed with the SEC on February 14, 2020;

●	Our Current Report on Form 8-K that we filed with the SEC on October 28, 2019; and

●	Our Current Report on Form 8-K that we filed with the SEC on November 6, 2019.

You may request a copy of these documents, orally or in writing, which will be provided to you at no cost, by contacting:

GulfSlope Energy, Inc.

1331 Lamar Street, Suite 1665

Houston, Texas

Attention: Secretary

We post on our public website (http://www.gulfslope.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement.

You can find, copy and inspect information we file at the SEC’s public reference room, which is located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. You can also review our electronically filed reports and other information that we file with the SEC on the SEC’s web site at http://www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and the prospectus (and any amendments or supplements thereto) or information to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus supplement and the prospectus (and any amendments or supplements thereto).

EXPERTS

Pannell Kerr Forster of Texas, P.C., an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2019, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in the Registration Statement. Our consolidated financial statements are incorporated by reference in reliance on Pannell Kerr Forster of Texas, P.C.’s report, given on their authority as experts in accounting and auditing.

The financial statements as of September 30, 2018 and for the year then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Part II

Information not required in prospectus

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Company.

SEC registration fees*	$1,000
Legal fees*	$66,000
Accounting fees*	$62,000
EDGAR/financial printing*	$5,000
Misc.*	$10,000
Total	$144,000

*Estimated

ITEM 14.	Indemnification of directors and officers.

Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

As permitted by the DGCL, In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation eliminates the personal liability of directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation further provides that, if the DGCL is amended after the effective date of our Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation and Bylaws contains provisions that provide for indemnification of officers and directors to the full extent permitted by, and in the manner permissible under Delaware law. Delaware law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation.

The Company has entered into Indemnification Agreements with Mr. Seitz, a director and executive officer, Mr. Langdon, a director, Mr. Morris, a director and Mr. Malanga, an executive officer. Pursuant to the Indemnification Agreements, the Company agrees to indemnify each director or officer against any and all expenses to the fullest extent permitted by the law and the Company’s Certificate of Incorporation if such director or officer was, is, becomes or is threatened to be made a party to or witness or other participant in a claim by reason of (or arising in part out of) the director or officer’s service as a director, officer, partner, employee, trustee, agent or fiduciary of the Company or any of its subsidiaries or the director or officer’s service at the request of the Company in any such capacity with any other enterprise. The Indemnification Agreement also provides for, among other things, the advancement of expenses relating to the indemnification obligations, subject to reimbursement in the event the individual is not entitled to indemnification under applicable law and the Company’s Certificate of Incorporation.

ITEM 15.	Recent Sales of Unregistered Securities.

As previously reported in the Company’s Report on Form 8-K, on June 21, 2019 the Company entered into a SPA with Buyer. Under the terms of the SPA, the Company will issue and sell to Buyer up to an aggregate of $3 million of Convertible Debentures, which shall be convertible into Conversion Shares, of which $2.1 million were purchased upon the First Closing, $400,000 were purchased upon the Second Closing, and $500,000 was purchased on or about the date this registration statement was first declared effective by the SEC. In addition, at the First Closing, the Company issued to Buyer Warrants to purchase an aggregate of 50.0 million Warrant Shares of the Company’s common stock at an exercise price of $0.04 per share. Such Warrants will expire on the fifth (5th) anniversary after issuance.

The offer and sale of the securities described above were made without registration under the Securities Act, and the applicable securities laws of certain states, in reliance upon exemptions provided by Section 4(a)(2) and Regulation D under the Securities Act and in reliance upon similar exemptions under applicable state laws with regard to the offer and sale of securities that are made solely to “accredited investors,” as that term is defined under Rule 501(a) of Regulation D, and do not involve any general solicitation.

ITEM 16.	Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on March 27, 2020.

GULFSLOPE ENERGY, INC.

By:	/S/ John N. Seitz
John N. Seitz
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on March 12, 2020.

Signature	Title	Date

/s/ John N. Seitz	Chief Executive Officer and Chairman	March 27, 2020
John N. Seitz	(Principal Executive Officer)

/s/ John H. Malanga	Chief Financial Officer	March 27, 2020
John H. Malanga	(Principal Financial Officer) (Principal Accounting Officer)

/s/ Richard S. Langdon	Director	March 27, 2020
Richard S. Langdon

/s/ Paul L. Morris	Director	March 27, 2020
Paul Morris

 Exhibit Index

Exhibits. The following exhibits are filed as part of this Amendment:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of GulfSlope Energy, Inc., incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed May 24, 2018
3.2	Bylaws of GulfSlope Energy, Inc., incorporated by reference to Exhibit 3.2 of the Company’s Form 10-Q for the quarter ended June 30, 2014
4.1	Common Stock Specimen, incorporated by reference to Exhibit 4.1 of the Company’s Form 10-K for the fiscal year ended September 30, 2012
5.1	Opinion of Mayer Brown LLP (Previously filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1, as filed with the SEC on October 18, 2019)
10.1(1)	Form of Restricted Stock Agreement, incorporated by reference to Exhibit 10.1 of the Company’s Form 10-K for the fiscal year ended September 30, 2014,
10.2(1)	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.1 of Form 8-K filed October 31, 2013
10.3	Form of Convertible Promissory Note between the Company and John N. Seitz, incorporated by reference to Exhibit 10.4 of Form 8-K filed October 31, 2013
10.4	Form of Promissory Note between the Company and John N. Seitz; Dr. Ronald Bain and an affiliate incorporated by reference to Exhibit 10.4 of the Company’s Form 10-K for the fiscal year ended September 30, 2015
10.5(1)	GulfSlope Energy, Inc. 2014 Omnibus Incentive Plan dated effective May 24, 2014, incorporated by reference to Exhibit 10.1 of Form 8-K filed May 30, 2014
10.6	Securities Purchase Agreement dated June 21, 2019, between the Company and the Buyers identified therein, incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed June 27, 2019
10.7	Convertible Debenture dated June 21, 2019, between the Company and the Buyers identified therein, incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed June 27, 2019
10.8	Registration Rights Agreement dated June 21, 2019, between the Company and the Buyers identified therein, incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed June 27, 2019
10.9	Company Warrant dated June 21, 2019, between the Company and the Buyers identified therein, incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed June 27, 2019
14.1	Code of Ethics, incorporated by reference to Exhibit 14.1 of the Company’s Form 10-K for the fiscal year ended September 30, 2012
23.1(1)	Consent of Pannell Kerr Forster of Texas, P.C., filed with Post-Effective Amendment No 1 to Form S-1 on March 12, 2020
23.2(1)	Consent of BDO USA, LLP, filed with Post-Effective Amendment No 1 to Form S-1 on March 12, 2020

(1)	Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.